EXHIBIT 4.3

DESCRIPTION OF SHARE CAPITAL
General
The following is a summary of the rights of Class A ordinary shares of Atlassian Corporation Plc. All references to "Atlassian," the "company," "we," "our," or "us" refer to Atlassian Corporation Plc.
We have two classes of ordinary shares, Class A ordinary shares and Class B ordinary shares. Ordinary shares have a nominal value of $0.10.
As of June 30, 2022, Class A ordinary shares are the only class of securities of the company that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. Our Class A ordinary shares are listed on The Nasdaq Global Select Market ("Nadaq") under the symbol "TEAM."
We are incorporated as a public company with limited liability and our affairs are governed by our articles of association and the laws of England.
Key Provisions in our Articles of Association
The following is a summary of certain key provisions of our articles of association. For a complete description, you should refer to our amended and restated articles of association, which is included as an exhibit to our annual report on Form 20-F, and to the applicable provisions of the Companies Act 2006 ("Companies Act").
Objects and Purposes
The Companies Act abolished the need for an objects clause and, as such, our objects are unrestricted.
Shares and Rights Attaching to Them
General
Other than the voting rights described herein, all ordinary shares have the same rights and rank pari passu in all respects. Subject to the provisions of the Companies Act and any other relevant legislation, our shares may be issued with such preferred, deferred or other rights, or such restrictions, whether in relation to dividends, returns of capital, voting or otherwise, as may be determined by ordinary resolution (or, failing any such determination, as the directors may determine). We may also issue shares which are, or are liable to be, redeemed at the option of us or the holder.
Voting Rights
The holders of Class A ordinary shares are entitled to vote at general meetings of shareholders. Each Class A ordinary shareholder is entitled:
•on a show of hands, to one vote; and

•on a poll, to one vote for each Class A ordinary share held.
For so long as any shares are held in a settlement system operated by the Depository Trust Company ("DTC"), all votes shall take place on a poll.
The holders of Class B ordinary shares are entitled to vote at general meetings of shareholders, and have preferential voting rights on a vote taken by way of a poll. Each Class B ordinary shareholder is entitled:

•on a show of hands, to one vote; and

•on a poll, to 10 votes for each Class B ordinary share held.
In the case of joint holders of a share, the vote of the joint holder whose name appears first on the register of members in respect of the joint holding shall be accepted to the exclusion of the votes of the other joint holders.
A shareholder is entitled to appoint another person as their proxy (or in the case of a corporation, a corporative representative) to exercise all or any of their rights to attend and to speak and vote at a general meeting.
Capital Calls
Under our articles of association, the liability of our shareholders is limited to the amount, if any, unpaid on the shares held by them.
The directors may from time to time make calls on shareholders in respect of any monies unpaid on their shares, whether in respect of nominal value of the shares or by way of premium. Shareholders are required to pay called amounts on shares subject to receiving at least 14 clear days notice specifying the time and place for payment. If a shareholder fails to pay any part of a call, the directors may serve further notice naming another day not being less than 14 clear days from the date of the further notice requiring payment and stating that in the event of non-payment the shares in respect of which the call was made will be liable to be forfeited. Subsequent forfeiture requires a resolution by the directors.
Restrictions on Voting Where Sums Overdue on Shares
None of our shareholders (whether in person by proxy or, in the case of a corporate member, by a duly authorized representative) shall (unless the directors otherwise determine) be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him or her unless all calls or other sums payable by him or her in respect of that share have been paid.
Dividends
The directors may pay interim and final dividends in accordance with the respective rights and restrictions attached to any share or class of share, if it appears to them that they are justified by the profits available for distribution.
Unless otherwise provided by the rights attaching to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid, and apportioned and paid proportionally to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.
Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the directors resolve, be forfeited and cease to remain owing by us. In addition, we will not be considered a trustee with respect to, or liable to pay interest on, the amount of any payment into a separate account by the directors or any unclaimed dividend or other sum payable on or in respect of a share.
We may cease to send any payment in respect of any dividend payable in respect of a share if:
•in respect of at least two consecutive dividends payable on that share the check or warrant has been returned undelivered or remains uncashed (or another method of payment has failed);

•in respect of one dividend payable on that share the check or warrant has been returned undelivered or remains uncashed, or another method of payment has failed, and reasonable inquiries have failed to establish any new address or account of the recipient; or

•a recipient does not specify an address, or does not specify an account of a type prescribed by the directors, or other details necessary in order to make a payment of a dividend by the means by which the directors have decided that a payment is to be made, or by which the recipient has elected to receive payment, and such address or details are necessary in order for us to make the relevant payment in accordance with such decision or election, but, subject to the articles of association, we may recommence sending checks or warrants or using another method of payment for dividends payable on that share if the person(s) entitled so request and have supplied in writing a new address or account to be used for that purpose.
The directors may offer to shareholders the right to elect to receive, in lieu of a dividend, an allotment of new shares credited as fully paid. The directors may also direct payment of a dividend wholly or partly by the distribution of specific assets.
Distribution of Assets on Winding-up
In the event of our winding-up, liquidation or dissolution, any distribution of assets will be made to the holders of Class A ordinary shares and Class B ordinary shares in proportion to the number of shares held by each of them, irrespective of the amount paid or credited as paid on any such share.
Variation of Rights
The rights attached to any class may be varied, either while we are a going concern or during or in contemplation of a winding up (a) in such manner (if any) as may be provided by those rights; or (b) in the absence of any such provision, with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class, but not otherwise.
Transfer of Shares
All of our shares are in registered form and may be transferred by an instrument of transfer in any usual or common form or any form acceptable to the directors and permitted by the Companies Act and any other relevant legislation.
The directors may, in their absolute discretion, refuse to register the transfer of a share in certificated form which is not fully paid. They may also refuse to register a transfer of a share in certificated form (whether fully paid or not) unless the instrument of transfer: (a) is lodged, duly stamped, at our registered office or at such other place as the directors may appoint and (except in the case of a transfer by a financial institution where a certificate has not been issued in respect of the share) is accompanied by the certificate for the share to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; (b) is in respect of only one class of share; and (c) is in favor of not more than four transferees.
Alteration of Capital
We may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares; and sub-divide our shares, or any of them, into shares of a smaller amount than our existing shares; and determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage as compared with the others.
Pre-emption Rights
There are no rights of pre-emption under our articles of association in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders may have statutory pre-emption rights under the Companies Act in respect of the allotment of new shares in our company. These statutory pre-emption rights, when applicable, would require us to offer new shares for allotment to existing shareholders on a pro rata basis before allotting them to other persons. In such circumstances, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such ordinary shares would be offered to our shareholders. These statutory pre-emption rights may be disapplied by a special resolution passed by shareholders in a general meeting or a specific provision in our articles of association.
Directors
Number
Unless and until we in a general meeting of our shareholders otherwise determine, the number of directors shall not be less than five nor more than 13.
Appointment of Directors
A majority of our directors may appoint a person to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.
Annual Re-election of Directors

The directors shall, if the board of directors so determines, stand for re-election at each annual general meeting of the company, except any director appointed by the board of directors after the notice of that annual general meeting has been given and before the annual general meeting. A director who stands for re-election at an annual general meeting and is re-appointed shall be treated as continuing in office throughout. If a director stands for re-election at an annual general meeting and is not reappointed or deemed to have been reappointed, he or she shall retain office until the meeting elects someone in their place, or, if it does not do so, until the close of the meeting.
Termination of a Director's Appointment
A director may be removed with the approval of all of the other directors and a person would cease to be a director as the result of certain other circumstances as set out in our articles of association, including resignation, by law and continuous non-attendance at board of director meetings. Directors are not subject to retirement at a specified age limit under our articles of association.
Borrowing Powers
Under our directors' general power to manage our business, our directors may exercise all our powers to borrow money and to mortgage or charge our undertaking, property and uncalled capital or parts thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.
Quorum
The quorum necessary for the transaction of business of the directors may be fixed from time to time by the directors and unless so fixed shall be a majority of the total number of directors. A director shall not be counted in the quorum in relation to any resolution on which he or she is not entitled to vote.
Directors' Interests and Restrictions
Provided that a director has disclosed to the other directors the nature and extent of any material interest of such director, a director notwithstanding their office may:

(i) be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested and may be a director or other officer of, or be employed by, or hold any position with, or be a party to any transaction or arrangement with, or otherwise interested in, any entity in which we are interested;

(ii) be counted in determining whether or not a quorum is present at any meeting of directors considering that transaction or arrangement or proposed transaction or arrangement; and

(iii) vote in respect of, or in respect of any matter arising out of, the transaction or arrangement or proposed transaction or arrangement.
A director shall not, by reason of their office as a director, be accountable to us for any benefit which he or she derives from any interest or position referred to in (i) above and no transaction or arrangement shall be liable to be avoided on the ground of any interest, office, employment or position referred to within (i) above.
The directors may (subject to such terms and conditions, if any, as they may think fit to impose from time to time, and subject always to their right to vary or terminate such authorization) authorize, to the fullest extent permitted by law: (a) any matter which would otherwise result in a director infringing their duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests and which may reasonably be regarded as likely to give rise to a conflict of interest (including a conflict of interest and duty or conflict of duties); and (b) a director to accept or continue in any office, employment or position in addition to their office as a director and, without prejudice to the generality of clause (a) herein, may authorize the manner in which a conflict of interest arising out of such office, employment or position may be dealt with, either before or at the time that such a conflict of interest arises, provided that the authorization is effective only if (i) any requirement as to the quorum at the meeting at which the matter is considered is met without counting the director in question or any other interested director, and (ii) the matter was agreed to without their voting or would have been agreed to if their votes had not been counted.
Remuneration
Until otherwise determined by ordinary resolution, the directors may determine the amount of fees to be paid to the directors for their services.
Any director who holds any other office with us, or who serves on any committee of the directors, or who performs, or undertakes to perform, services which the directors consider go beyond the ordinary duties of a director may be paid such additional remuneration as the directors may determine.
The directors may also be paid all reasonable expenses properly incurred by them in connection with the exercise of their powers and the discharge of their responsibilities as directors.
Share Qualification of Directors
Our articles of association do not require a director to hold any shares in us by way of qualification. A director who is not a member shall nevertheless be entitled to attend and speak at general meetings.
Indemnity of Officers
Subject to the provisions of any relevant legislation, each of our directors and other officers (excluding an auditor) are entitled to be indemnified by us against all liabilities incurred by him or her in the execution and discharge of their duties or in relation to those duties. The Companies Act renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.

Shareholders Meetings
Calling of General Meetings
A general meeting may be called by a majority of directors, the chairman of the board of directors or either of our co-chief executive officers. The directors are also required to call a general meeting once we have received requests from our members to do so in accordance with the Companies Act.
Quorum of Meetings
No business shall be transacted at any meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorized representative of a corporation which is a member (including for this purpose two persons who are proxies or corporate representatives of the same member), shall be a quorum.
Attendance
The directors or the chairman of the meeting may direct that any person wishing to attend any general meeting should submit to and comply with such searches or other security arrangements as they consider appropriate in the circumstances.
The directors may make arrangements for simultaneous attendance and participation by electronic means allowing persons not present together at the same place to attend, speak and vote at general meetings.
Limitation on Owning Securities
Our articles of association do not restrict in any way the ownership or voting of our shares by non-residents.
Disclosure of Interests in Shares
If we serve a demand on a person under section 793 of the Companies Act (which requires a person to disclose an interest in shares), that person will be required to disclose any interest he or she has in our shares. Failure to disclose any interest can result in the following sanctions: suspension of the right to attend or vote (whether in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class or on any poll; and where the interest in shares represent at least 0.25% of their class (excluding treasury shares) also the withholding of any dividend payable in respect of those shares and the restriction of the transfer of any shares (subject to certain exceptions).
Registration Rights
Certain holders of our Class A ordinary shares and Class B ordinary shares have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our shareholders. These registration rights are contained in our Registration Agreement, dated as of July 2, 2010. The registration rights set forth in the Registration Agreement will expire with respect to certain shareholders, when such shareholder sells its shares or is able to sell all of its shares pursuant to Rule 144 of the Securities Act or a similar exemption during any 90-day period. We will pay the registration expenses (other than underwriting discounts, selling commissions and share transfer taxes) of the holders of the shares registered pursuant to these registration rights. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.
Differences in Corporate Law
The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders' rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England	Delaware
Number of Directors	Under the Companies Act, a private company must have at least one director and a public company (like the company) must have at least two directors. The number of directors may be fixed by or in the manner provided in a company’s articles of association.

Under the company’s articles of association, unless and until otherwise determined by a majority of the directors, the company may not have less than five nor more than 13 directors on its board of directors.

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws, unless specified in the certificate of incorporation.

Removal of Directors
Under the Companies Act, shareholders may remove a director with or without cause by an ordinary resolution passed at a meeting irrespective of any provisions of any service contract the director has with the company, provided notice of the intention to move the resolution has been given to the company at least 28 clear days before the meeting at which it is moved. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against their removal in writing and at the meeting.

Under the company’s articles of association, a director may also be removed with the approval of all of the other directors and a person would cease to be a director as the result of certain other circumstances as set out in the articles of association, including resignation, by law and continuous non-attendance at board of director meetings. Directors are not subject to retirement at a specified age limit.

Under Delaware law, directors may be removed from office, with or without cause, by a majority stockholder vote, except (a) in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, unless otherwise provided in the certificate of incorporation, and (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against their removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Vacancies on the Board of Directors
Under the company's articles of association, a majority of the company’s directors may appoint a person to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless otherwise provided in the certificate of incorporation or bylaws of the corporation.

Annual General Meeting
Under the Companies Act, a public limited company must hold an annual general meeting each year. This meeting must be held within six months of the company's accounting reference date.

The company’s annual general meeting is convened whenever and wherever the board of directors sees fit, subject to the requirements of the Companies Act.

Under Delaware law, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of stockholders shall be held for the election of directors and any other proper business.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

Special General Meeting
Under the Companies Act, a general meeting of the shareholders of the company may be called by a majority of the directors. Under the company’s articles of association, the company's chairperson of the board of directors and either of its co-chief executive officers may also call a general meeting.

Under the Companies Act, shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any shares held as treasury shares) can also require the directors to call a general meeting and may include the text of a resolution that may be properly put to that meeting.

The directors must call the meeting within 21 days from the date on which they become subject to the requirement and such meeting must be held on a date not more than 28 days after the date of the notice convening the meeting. If the directors do not call the meeting within 21 days, the company's shareholders who requested the meeting, or any of them representing more than one half of the total voting rights of all of them, may themselves call a general meeting. The meeting must be called for a date not more than three months after the date on which the directors became subject to the requirement to call a meeting. Any reasonable expenses incurred by the company's shareholders requesting the meeting by reason of the failure of the directors to call a meeting must be reimbursed by the company.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings
Under the Companies Act, 21 clear days’ notice must be given for an annual general meeting and the notice must include details of any resolutions to be proposed at the meeting. At least 14 clear days’ notice is required for any other general meeting. "Clear days" notice means calendar days and excludes the date of mailing, the date of receipt or deemed receipt of the notice and the date of the meeting itself. Shareholders may consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

Under Delaware law, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, if any, or means of remote communication, date, hour and, in the case of a special meeting, the purpose or purposes of the meeting.

Quorum of Shareholders
The company’s articles of association provide that two persons entitled to vote on the business to be transacted, each being a member or a proxy for a member or a corporate representative (including two persons who are proxies or corporate representatives of the same member) shall constitute a quorum.

If a quorum is not present within half an hour after the time appointed for holding the meeting or if during the meeting a quorum ceases to be present, the meeting shall be adjourned in accordance with the articles of association.
The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at a meeting of stockholders.

Proxy	Under the Companies Act and the company's articles of association, a shareholder may designate another person to attend, speak and vote at a meeting of shareholders on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder, or such stockholder's authorized officer, director, employee or agent, may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Issue of New Shares	Under the Companies Act, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company’s articles of association or by an ordinary resolution of the shareholders. Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders. The company’s articles of association adopted on 6 December 2016 provided for such authority to allot shares and grant rights up to an aggregate nominal amount of U.S.$500 million for a period of five years from the date of adoption of such articles. This authority was renewed via a special resolution passed on 5 December 2017, valid for a period of five years from the date of such special resolution (i.e., the authority will expire on 5 December 2022).
Under Delaware law, if the company's certificate of incorporation so provides, the directors have the power to authorize additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

Pre-emptive Rights
There are no rights of pre-emption under the company’s articles of association. In certain circumstances, the company's shareholders may have statutory pre-emption rights under the Companies Act in respect of the allotment of new shares in the company. Under the Companies Act, “equity securities”, being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or, in circumstances where the directors have a general authority to allot shares under the Companies Act, a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act. The company's shareholders approved the disapplication of statutory pre-emption rights with respect to the allotment of new ordinary shares by special resolution passed on 5 December 2017, valid for a period of five years from the date on which such resolution was passed (i.e., it will expire on 5 December 2022).
Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, a stockholder does not, by operation of law, possess pre-emptive rights to subscribe to additional issuances of the corporation's stock or to any security convertible into such stock.

Liability of Directors and Officers	Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
Under Delaware law, a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•any breach of the director's duty of loyalty to the corporation or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•willful or negligent payment of unlawful dividends or stock purchases or redemptions; or
•any transaction from which the director derives an improper personal benefit.

Delaware law permits similar exculpation of certain executive officers from liability for breach of fiduciary duty, except that elimination or limitation of liability is not permitted for claims brought by or in the right of the corporation, including derivative claims.

Voting Rights	Under the company’s articles of association, the holders of Class A ordinary shares and Class B ordinary shares are entitled to vote at general meetings of shareholders. Each Class A ordinary shareholder is entitled (a) on a show of hands, to one vote; and (b) on a poll, to one vote for each Class A ordinary share held. The holders of Class B ordinary shares have preferential voting rights on a vote taken by way of a poll. Each Class B ordinary shareholder is entitled (a) on a show of hands, to one vote; and (b) on a poll, to ten votes for each Class B ordinary share held.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder of record is entitled to one vote for each share of capital stock held by such stockholder.

Variation of class rights
The company's articles of association provide that rights attached to a class of shares may be varied (a) in such manner (if any) as may be provided by those rights, or (b) in the absence of any such provision, with the consent in writing from the holders of at least 75% in nominal value of the issued shares of that class (excluding any shares held as treasury shares), or a special resolution passed at a separate meeting of the holders of that class sanctioning the variation.

The Companies Act provides that the quorum for a variation of class rights meeting is not less than two persons present holding or representing by proxy at least one-third in nominal value of the issued shares of that class (excluding any shares held as treasury shares).

Following a variation of class rights, shareholders holding not less than 15% of the issued shares of the class in question who did not approve the variation may apply to court to have the variation cancelled. Any application must be made within 21 days of the variation. The court may cancel the variation if it is satisfied having regard to all the circumstances of the case that the variation would unfairly prejudice the shareholders of the class represented by the applicant.

Under Delaware law, the holders of outstanding shares of a class of capital stock will be entitled to vote separately as a class in connection with a proposed amendment to a corporation’s certificate of incorporation, whether or not such class is entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

The number of authorized shares of any class or classes of stock may, however, be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the corporation entitled to vote, if so provided in the original certificate of incorporation, in any amendment thereto which created such class or classes of stock or which was adopted prior to the issuance of any shares of such class or classes of stock, or in any amendment thereto which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such class or classes of stock.

Shareholder Vote on Certain Transactions
The Companies Act contains certain provisions relating to transactions between the company and a director of the company or its holding company or a person connected with such director, including transactions involving the acquisition of substantial non-cash assets from a director or the sale of substantial non-cash assets to a director, and loans, quasi-loans and credit transactions. If such transactions meet certain thresholds set out within the Companies Act the approval of shareholders by ordinary resolution will be required.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires:

•the approval of the board of directors; and

•approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.
Under Delaware law, a contract or transaction between the company and one or more of its directors or officers, or between the company and any other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall not be void solely for this reason, or solely because the director or officer participates in the meeting of the board of directors which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if:
 the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

 the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or
 the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Standard of Conduct for Directors
Under English law, a director of the company owes various statutory and fiduciary duties to the company, including:
•to act in the way they consider, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;
•to avoid a situation in which they have, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;
•to act in accordance with the company’s constitution and only exercise their powers for the purposes for which they are conferred;
•to exercise independent judgment;
•to exercise reasonable care, skill and diligence;
•not to accept benefits from a third party conferred by reason of their being a director or doing, or not doing, anything as a director; and
•to declare any interest that they have, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, in good faith, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.
Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. The duty of care generally requires that a director act with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in good faith and in the honest belief that the action taken and decisions made are in the best interests of the corporation and its stockholders. The director must not use their corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of directors are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation and its stockholders. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties or in the event of a conflict of interest. Delaware courts have also imposed a heightened standard of review upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Under Delaware law, in certain circumstances controlling stockholders also owe fiduciary duties to the other stockholders in their capacity as such.

Other U.K. Law Considerations
Squeeze-out
Under the Companies Act, if a takeover offer (as defined in section 974 of the Companies Act) is made for the shares of a company and the offeror were to acquire, or unconditionally contract to acquire:
(i) not less than 90% in value of the shares to which the takeover offer relates (the "Takeover Offer Shares"); and
(ii) where those shares are voting shares, not less than 90% of the voting rights attached to the Takeover Offer Shares, the offeror could acquire compulsorily the remaining 10% within three months of the last day on which its offer can be accepted. It would do so by sending a notice to outstanding shareholders telling them that it will acquire compulsorily their Takeover Offer Shares and then, six weeks later, it would execute a transfer of the outstanding Takeover Offer Shares in its favor and pay the consideration to the company, which would hold the consideration on trust for outstanding shareholders. The consideration offered to the shareholders whose Takeover Offer Shares are acquired compulsorily under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.
Sell-out
The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer (as defined in Section 974 of the Companies Act). If a takeover offer related to all the shares of a company and, at any time before the end of the period within which the offer could be accepted, the offeror held or had agreed to acquire not less than 90% of the shares to which the offer relates, any holder of the shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of their right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of the minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period. If a shareholder exercises their rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.
Disclosure of Interest in Shares
Pursuant to Part 22 of the Companies Act, a company is empowered by notice in writing to require any person whom the company knows to be, or has reasonable cause to believe to be, interested in the company's shares or at any time during the three years immediately preceding the date on which the notice is issued to have been so interested, within a reasonable time to disclose to the company details of that person's interest and (so far as is within such person's knowledge) details of any other interest that subsists or subsisted in those shares.
If a shareholder defaults in supplying the company with the required details in relation to the shares in question (the "Default Shares"), the shareholder shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings. Where the Default Shares represent 0.25% or more of the issued shares of the class in question, the directors may direct that:
(i) any dividend or other money payable in respect of the Default Shares shall be retained by the company without any liability to pay interest on it when such dividend or other money is finally paid to the shareholder; and/or

(ii) no transfer by the relevant shareholder of shares (other than a transfer approved in accordance with the provisions of the company's articles of association) may be registered (unless such shareholder is not in default and the transfer does not relate to Default Shares).
Dividends
Under English law, before a company can lawfully make a distribution, it must ensure that it has sufficient distributable reserves. A company's distributable reserves are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made.
In addition to having sufficient distributable reserves, a public company will not be permitted to make a distribution if, at the time, the amount of its net assets (that is, the aggregate of the company's assets less the aggregate of its liabilities) is less than the aggregate of its issued and paid-up share capital and undistributable reserves, or if the distribution would result in the amount of its net assets being less than that aggregate.
Purchase of Own Shares
Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase. A public limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares.
Subject to the foregoing, because Nasdaq is not a "recognized investment exchange" under the Companies Act, a company may purchase its own fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of its ordinary shares before the purchase takes place. Any authority will not be effective if any shareholder from whom the company proposes to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.
A share buy back by a company of its ordinary shares will give rise to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company, and such stamp duty will be paid by the company.
Our articles of association do not have conditions governing changes in our capital which are more stringent than those required by law.
Statutory Pre-emption Rights
Under English law, a company must not allot equity securities to a person on any terms unless the following conditions are satisfied:
(i) it has made an offer to each person who holds ordinary shares in the company to allot to them on the same or more favorable terms a proportion of those securities that is as nearly as practicable equal to the proportion in nominal value held by them of the ordinary share capital of the company; and

(ii) the period during which any such offer may be accepted has expired or the company has received notice of the acceptance or refusal of every offer so made.
For these purposes "equity securities" means ordinary shares in the company or rights to subscribe for, or to convert securities into, ordinary shares in the company. "Ordinary shares" means shares other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution.

The statutory pre-emption rights are subject to certain exceptions, including the issue of ordinary shares for non-cash consideration, an allotment of bonus shares and the allotment of equity securities pursuant to an employees' share scheme. The statutory pre-emption rights may also be disapplied with the approval of 75% of shareholders.
Shareholder Rights
Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to our members. For English law purposes, our members are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in our register of members. In the case of shares held in a settlement system operated by DTC, the registered member will be DTC's nominee, Cede & Co. If a person who holds their Class A ordinary shares in DTC wishes to exercise certain of the rights granted under the Companies Act, they may be required to first take steps to withdraw their Class A ordinary shares from the settlement system operated by DTC and become the registered holder of the shares in our register of members. A withdrawal of shares from DTC may have tax implications.
U.K. City Code on Takeovers and Mergers
As a U.K. public company with its place of central management and control outside of the United Kingdom, and given our shares are not admitted to trading on a regulated market or multilateral trading facility in the United Kingdom, the Channel Islands or the Isle of Man (and for these purposes Nasdaq does not fall within the definition of regulated market or multilateral trading facility), we are not subject to the Takeover Code, which is issued and administered by the U.K. Panel on Takeovers and Mergers, or the Panel.
Any takeover proposal for the company would not, therefore, at the present time be governed by the Takeover Code and the Panel would not have jurisdiction in relation to any such transaction.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A ordinary shares is Computershare Trust Company, N.A.